EXHIBIT 99.1
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     S A N D S                                     P R E S S   R E L E A S E
LAS VEGAS SANDS CORP.
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FOR IMMEDIATE RELEASE

                      ANDREW R. HEYER ELECTED TO LAS VEGAS
                         SANDS CORP. BOARD OF DIRECTORS

        LAS VEGAS, NV (AUGUST 2, 2006) -- Las Vegas Sands Corp. (NYSE:LVS) today announced the election of Andrew R. Heyer to its board of directors. Mr. Heyer, 48, is a managing partner of Trimaran Capital Partners, L.L.C. and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C.

        Mr. Heyer until recently was a vice chairman of CIBC World Markets Corp. and co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer also held senior positions with Drexel Burnham Lambert Incorporated and Shearson/American Express.

        "We are delighted to have Andrew Heyer join our board of directors. His impressive background will serve as great benefit to our company," said Sheldon
G. Adelson, chairman and chief executive officer of Las Vegas Sands Corp. "As we continue to expand, especially in the international marketplace, we are grateful to attract individuals with such strong credentials."

        Mr. Heyer currently serves on the boards of directors of publicly-held Hain Celestial Group, Inc. and Niagara Corporation and privately-held Millennium Digital Media Holdings, L.L.C., Brite Media Group LLC, Charlie Brown's, Village Voice Media, LLC and El Pollo Loco.

        Mr. Heyer currently serves as chairman of the Board of Overseers of the University of Pennsylvania School of Social Policy & Practice and also as a member of the University of Pennsylvania's Board of Trustees.

        Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center in Las Vegas and The Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts both scheduled to open in 2007: The Palazzo Resort Hotel Casino in Las Vegas and The Venetian Macao Resort Hotel Casino in Macao.

LVS is also developing the Cotai Strip(TM), a master-planned development of resort casino properties in Macao, and was selected by the Singapore government to build The Marina Bay Sands(TM), an integrated resort scheduled to open in Singapore by the end of 2009. The company is also working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community:
Scott Henry
Senior Vice President, Finance
(702) 733-5502

Media:
Ron Reese
Executive Director of Communications
(702) 414-3607